UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 23, 2006

(Date of report)

May 18, 2006

(Date of earliest event reported)

Sotheby's Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	1-9750	38-2478409
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38500 Woodward Avenue, Suite 100 Bloomfield Hills, Michigan		48303
(Address of principal executive offices)		(Zip Code)

(248) 646-2400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d0-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 18, 2006, Sotheby’s Holdings, Inc. (the “Company”) amended its long-term senior secured revolving credit agreement with Banc of America Securities LLC (“BofA”) and LaSalle Bank N.A. (the “BofA Credit Agreement”) to allow for $50 million in additional commitments from its existing lenders, thereby increasing the total borrowing capacity under the BofA Credit Agreement from $250 million to $300 million. The amendment of the BofA Credit Agreement also permits the amount of available borrowings to be increased by an additional $50 million to $350 million on a one-time basis. The amendment is included as Exhibit 10.1 to this Form 8-K.

(For additional information with respect to the BofA Credit Agreement, see Note 6 of Notes to Consolidated Financial Statements in the Company's Form 10-Q for the quarterly period ended March 31, 2006.)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 19, 2006, pursuant to the applicable provisions of Michigan law, Dennis M. Weibling, the Managing Director of Rally Capital, LLC, a private equity firm, and a Director of Nextel Partners, Inc., was elected a Director of the Company by unanimous consent of the Directors who were elected at the last Annual Meeting of Shareholders by the holders of the Company’s Class B Common Stock. It is expected that Mr. Weibling will be appointed to the Audit Committee of the Company’s Board of Directors. The press release announcing the appointment of Mr. Weibling as a Director of the Company is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1	Amendment No. 2 to the Amended and Restated Credit Agreement among Sotheby’s Holdings, Inc., Sotheby’s, Inc., Oatshare Limited, Sotheby’s, and Bank of America, N.A.

99.1	Press release announcing the election of Dennis M. Weibling as a Director of Sotheby’s Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S HOLDINGS, INC.

By:	/s/ Michael L. Gillis

Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer

Date:	May 23, 2006